Exhibit 10.8

INCENTIVE PLAN FOR THE MANAGEMENT OF THE GERMAN

SUBSIDIARY OF THE WVR GROUP, INC.

2006

This plan was adopted as a supplement to the WVR Group, Inc. 2004 Stock Option Plan by the Administrator in accordance with No. 4 of this plan.

Provisions of the Management Incentive Plan

1.	Purpose of the option plan

The objective being sought with this stock option plan is to recruit and retain the best possible employees for positions in essential areas of responsibility and therefore to offer an additional incentive for executives and consultants, so as to promote the business success of the group companies. The options granted under this plan can be so-called Incentive Stock Options or Nonstatutory Stock Options, which are determined by the Administrator at the time that the option is granted.

2.	Definitions of concepts

If in this plan male concepts are used for persons generally, this must be understood to apply for females as well, and vice versa. Concepts in the singular must be understood to apply equally in the plural, and vice versa.

Administrator means the Board of Directors of the WVR Group, Inc. or one of its committees, which administer the plan in accordance with No. 4.

Applicable law means the law of the Federal Republic of Germany as well as the legal provisions relating to the administration of the stock option plan in accordance with the provisions of the national company law of the USA, the national and state securities laws of the USA, the US Internal Revenue Code in its respectively applicable version as well as the laws and rules for the stock exchange or the price quotation system on which or with which the common stock is traded or listed. In the event of conflicting rules or concepts, the concepts or rules of American law take precedence over the German concepts or rules.

Board means the Board of Directors of the WVR Group, Inc.

Takeover means

(a) the taking over of control of the WVR Group, Inc. by a third natural person or legal entity as a result of one or more transactions of whatever kind (inter alia including – without claiming to be an exhaustive enumeration – mergers, consolidations or other forms of restructuring, in which stock of the WVR Group, Inc. is exchanged for stock or other counter-performances of the acquiring natural person or legal entity or one of their subsidiaries; however, this does not include transactions that are conducted primarily with the objective of changing the company-law status of the WVR Group, Inc.), unless the shareholders of the WVR Group, Inc. who held a majority of voting rights in the taking-over or surviving company immediately prior to such a transaction or series of interconnected transactions, immediately after these transactions have taken place still hold a majority of voting rights in the taking-over or surviving company, or

b) the sale of all or the essential assets of the WVR Group, Inc.

Committee means a group of persons, consisting of directors or of other persons, who satisfy the regulations of the applicable law, who are appointed by the Board in accordance with No. 4.

Common stock means the common stock of the WVR Group, Inc. each share having a par value of US $ 0.0001.

Company means the WVR Group, Inc., a corporation under the law of the state of Delaware.

Consultant is a person who is commissioned by the WVR Group, Inc. or a subsidiary to provide consultancy services for them.

Option grant date is the day on which the option is allocated under the conditions of an option agreement in accordance with No. 13 (1).

Director means a member of the Board of Directors.

Disability means a complete and lasting inability to work, which is to be determined by a medical referee.

Employee means any person, including the directors, executives and other managers, who is employed at the WVR Group, Inc., or its parent company or a subsidiary under a legally valid employment contract.

Exchange Act means the Securities Exchange Act of 1934 of the U.S.A. in its respectively applicable form.

Purchase price is the price at which a single stock in exercise of the option right can be acquired and which is determined in accordance with the option agreement.

Fair market value is the value of common stock, which is established as follows:

a) if the common stock is traded or listed on an established stock exchange or a national stock exchange system, such as e.g. the Nasdaq National Market or the Nasdaq SmallCap Market of the Nasdaq Stock Market, the fair market value is the closing price of this stock or, if no sales take place, the closing offer to buy which is established by this stock exchange or this system on the day in question and is published in the Wall Street Journal or is apparent from some other source which the Administrator considers to be reliable;

b) in all other cases, the fair market value is established by the Administrator to the best of its knowledge and belief.

Incentive Stock Option means an option for which an approval as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986 in its respectively applicable version is sought.

Nonstatutory Stock Option means an option that is not approved as an Incentive Stock Option.

Option or stock option means a stock option that is granted in accordance with the rules of this stock option plan.

Option agreement means an agreement which is set down in writing or in electronic form between the WVR Group, Inc. and the option holder, in which the conditions of the respective option grant are set down. The option agreement is subject to the conditions of this stock option plan.

Option exchange program means a program through which existing option rights can be exchanged with option rights having a lower strike price.

Option-related stock means common stock into which an option right can be exercised immediately or later under the Vesting Schedule.

Plan or stock option plan means the present incentive plan.

Parent company means an existing or later-incorporated parent company within the definition of Section 424(e) of the Internal Revenue Code.

Buyer means the holder of tied stock.

Tied stock means stock that is issued on the basis of an option right. The concept of tied stock is not used here in the meaning of German company law, but rather in the meaning of this plan and of the Stock Option Plan of the WVR Group, Inc.

Securities Act means the Securities Act of 1933 of the United States of America in its respectively valid version.

Service provider means a Director or other employee or a consultant who stands in a service or employment contract relationship for the company or one of its parent or subsidiary companies.

Share or Common share means a share of the common stock capital under US American law with the adaptations under No. 12 of the plan.

Subsidiary means an existing or later incorporated subsidiary according to the definition of Section 424 (f) of the Internal Revenue Code in its respectively valid version.

Vesting Schedule means the timetable established in the option agreement, according to which an option can be exercised.

3.	Stocks under the stock option plan

Subject to No. 12 of this plan, the total number of shares which under this plan are subscribed or for which under this plan an option was granted may not exceed 2,500,000. The number of shares which are issued on the basis of Incentive Stock Options may not exceed 2,500,000. The shares can be authorized, but not issued common shares, or repurchased common shares.

In so far as an option expires or for whatever other reasons can no longer be exercised, or if it was returned as a result of an option exchange program, the option-related shares not acquired by the option holder can be used for future option grants or common stock sales under this plan; unless this plan was cancelled. Shares that are actually issued on the basis of the exercise of an option under this plan can no longer be given back for use under this plan; they also cannot be used for further allocations under this plan. However, this does not apply if tied stock, which cannot yet be disposed of under the Vesting Schedule, is repurchased by the company at the original purchase price; these shares can be used for further option grants under this plan.

4.	Administration of the plan

a) Administrator

The plan is administered by the Board or by a committee that is determined by the Board and is constituted in compliance with the respectively valid law.

b) Powers of the Administrator

The Administrator exercises at its discretion, in compliance with the provisions of the plan and subject to any required authorizations from responsible government authorities, and in the case that the Administrator is a committee, with due regard to the tasks which the Board delegates to the Committee, the following powers:

(i)	The establishment of the fair market value.

(ii)	The selection of the service providers to whom options are granted under this plan.

(iii)	The setting of the number of shares which are subject to each granted option.

(iv)	The approval of the agreements that are used for this plan.

(v)	The establishment of the conditions to which each option grant under this plan is subject, such as for example the setting of the strike price, the establishment of the time or times for exercising the option (which for example can be determined by performance criteria of the option holders), the acceleration of transfer rights or the waiver or forfeiture of restrictions as well as any restrictions relating to the options or to the common stock associated therewith, whereby the bases of decision in all cases can be defined by the Administrator at its discretion.

(vi)	The introduction of an option exchange program.

(vii)	To prescribe, supplement or revoke rules concerning the plan.

(viii) To give the option holders the right to fulfill their tax obligations by having the company withhold a portion of the shares to be issued on the basis of the exercise of the option right whose fair market value corresponds to the minimum amount of the tax burden. The fair market value of the shares to be withheld is to be established at the time when the tax burden can be determined. The option holder’s choice to have shares withheld for this purpose is to be exercised in a form and under such conditions that the Administrator deems necessary or recommendable.

(x) The interpretation and construction of the provisions of this plan and of the options that are granted under this plan.

5.	Qualification

Nonstatutory Stock Options can be granted to service providers, Incentive Stock Options can only be granted to employees.

6.	Restrictions

a) Limitation of Incentive Stock Options

Each option must be specified in the option agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Regardless of this specification, however, options must be treated as Nonstatutory Stock Options in so far as the total fair market value of the shares, for which the Incentive Stock Option is first exercisable, during one calendar year exceeds US $ 100.00; this rule applies for all plans of an option holder with the company and its parent company or subsidiaries. The regulations of this section (No. 6 a) are applied to the Incentive Stock Options in the order of their granting. The fair market value of the shares is determined for the time at which the option relating to these shares is granted.

b) Freely terminable employment

Neither the plan nor an option confers upon the option holder any right to continuation of the contractual relationship as service provider with the company or its parent company or subsidiaries, or impairs the right of the option holder or the company or its parent company or subsidiaries to cancel this contractual relationship at any time with or without cause and with or without advance notice.

7.	Term of the plan

Subject to the confirmation by the shareholders under No. 18, the plan shall enter into effect with its authorization by the Board. If the plan is not ended earlier in accordance with No. 14, it shall remain in effect for a term of 10 years as of the authorization given on March 30, 2006, or the last authorization taking place after this date of an increase of the number of shares which are foreseen to be issued under this plan, by the Board.

8.	Option periods

The periods for each option are defined in the option agreement. For Incentive Stock Options the option period may not exceed five years as of the time of grant or a shorter period, which is defined in the option agreement, if the option holder at the time of the option grant is an owner of shares that grant a voting right of more than 10 % for all stock classes of the company or of one of its parent or subsidiary companies.

9.	Purchase price and form of counter-performance

a) Purchase price

The purchase price per share that is issued on the basis of the option exercise is defined by the Administrator, whereby the following provisions must be observed:

(i)	In the case of an Incentive Stock Option

- that is granted to an employee who, at the time of the grant of this option, possesses shares that give more than 10 % of the voting rights of all classes of stock of the company or of one of its parent or subsidiary companies, the purchase price amounts to at least 110 % of the fair market value per share at the time of the option grant;

- that is granted to other employees, the purchase price amounts to at least 100 % of the fair market value of the shares at the time of the option grant.

(ii)	In the case of a Nonstatutory Stock Option

- that is granted to a service provider who, at the time of the option grant, possesses shares that give more than 10 % of the voting rights of all classes of stock of the company or of one of its parent or subsidiary companies, the purchase price amounts to at least 110 % of the fair market value per share at the time of the option grant;

- that is granted to another service provider, the purchase price amounts to at least 85 % of the fair market value per share at the time of the option grant.

iii)	Notwithstanding the preceding provisions, options with a purchase price per share differing from these provisions may be granted as a result of a merger or any other company-law transaction.

b)	Nature of the counter-performance

The nature of the counter-performance for the acquisition of the option-related shares and the mode of payment are defined by the Administrator. In the case of Incentive Stock Options, this is defined by the Administrator at the time of the option grant. The payment can – without claiming to be an exhaustive enumeration – be made by

(i)	cash payment, (ii) check, (iii) bill of exchange, (iv) other shares, in so far as these are shares which were acquired directly from the company and which have belonged to the option holder at the time of the payment for more than six months and which at this time have a fair market value in the amount of the purchase price of the shares to be acquired on the basis of the option exercise, (v) a counter-performance that the company received within the framework of a program for the cashless exercise of options, which the company had set up in connection with the plan, or

(vi)	a combination of the foregoing payment methods.

In defining the method of payment and with respect to the counter-performance, the Administrator shall examine whether the acceptance of a certain counter-performance or of a method of payment shall foreseeably benefit the company. Instead of the above-mentioned payment possibilities, the Administrator can allow the option holder to finance the option through a certificate of indebtedness with unrestricted right of recourse, which is secured by the acquired shares. The conditions of the certificate of indebtedness are established by the Administrator at its complete discretion. In the case of a company under the law of the state of Delaware, the par value of the shares acquired through an option cannot be paid by means of a certificate of indebtedness.

10.	Exercising the option

a)	Option exercise procedure; shareholder’s rights. Each option granted under this plan can be exercised under the conditions of the plan and at the times and under the conditions that are defined by the Administrator and established in the option agreement. An option cannot be exercised for fractions of a share.

An option shall be regarded as having been exercised when the company has received the following:

(i) a written or electronic communication concerning the option exercise corresponding to the option agreement by the person who is authorized to exercise the option, and

(ii) full payment of the shares for which the option was exercised. The full payment can be any counter-performance and payment method that is approved by the administration and is permissible under the option agreement and the plan. The shares that are issued on the basis of the option exercise should be in the name of the option holder or, if so requested by him, in his name and in the name of his spouse. As long as the shares are not issued, there exists neither a voting right nor a right to receive dividends, nor any other shareholder’s right with regard to these shares, even if the option has already been exercised. The issuance of the shares is proven by the proper entry in the books of the company or of a properly authorized transfer agent of the company. The company must issue (or arrange for the issuance of) the shares immediately after the option has been exercised. Adaptations for a dividend or for other rights which fall at a time prior to the issuance of the shares shall not be made except in the cases specified in No. 12.

Through the exercise of an option, the number of shares that are afterwards available for the purposes of the plan and for sales under the option is reduced by the number of shares on which the option is exercised.

b) Termination of the quality of service provider. If the contractual relationship of a service provider ends for reasons other than death or disability, then he must exercise his option right within the period provided for in the option agreement, in so far as the option on the basis of the Vesting Schedule has already become exercisable at the time of the termination of the contractual relationship as service provider, under no circumstances however after the time defined in the option agreement for the expiry of the option right. If no period is defined in the option agreement, the option can be exercised within three months after the time of the termination of the contractual relationship as service provider. The shares that, at the time of the termination of the contractual relationship as service provider, are to be attributed in accordance with the Vesting Schedule to the not-yet exercisable option right shall revert to the plan. If the option holder does not exercise his option right within the period set by the Administrator, then the option right expires and the shares attributable to it revert to the plan.

c) Disability of the option holder. If the activity of a service provider ends due to his disability, then he must exercise his option right, in so far as the option on the basis of the Vesting Schedule has already become exercisable at the time of the onset of the disability, within the period provided in the option agreement, under no circumstances however after the time defined in the option agreement for the expiry of the option right. If no period is defined in the option agreement, the option can be exercised within twelve months after the time of the termination of the activity of the option holder. The shares that, at the time of the termination of the activity, are to be attributed in accordance with the Vesting Schedule to the not-yet exercisable option right shall revert to the plan. If the option holder after termination of his activity does not exercise the option within the above-mentioned period, then the option right expires and the shares attributable to it revert to the plan.

d) Death of the option holder. If an option holder dies while he is still a service provider, then his option right, in so far as the option on the basis of the Vesting Schedule has already become exercisable at the time of death, must be exercised within the period defined in the option agreement, however at the latest twelve months after the time of death, and under no circumstances after the time defined in the option agreement for the expiry of the option right. The option right can be exercised by the beneficiary named by the option holder before his death in a form that must be recognized by the Administrator. If no beneficiary was named, the option can be exercised by the executor or administrator of the estate or by the heirs defined by will or by statute. If no period is defined in the option agreement, then the option must be exercised within twelve months after the day of death of the option holder. The shares which on the day of death according to the Vesting Schedule are to be attributed to the not-yet exercisable option right, shall revert to the plan. If the option is not exercised within the above-mentioned period, then the option right expires and the shares to be attributed to it revert to the plan.

e) Release from service.

(i)	In so far as not otherwise provided by the Administrator, the Vesting Schedule is suspended during an unpaid leave of absence.

(ii)	A service provider shall continue to be regarded as an employee if (a) his absence was approved by the employer or (b) he was transferred to another company, to the parent company or to a subsidiary of his employer.

(iii)	For Incentive Stock Options, the release from service shall not last longer than 90 days, unless a resumption of the activity is guaranteed by law or employment contract.

11.	Restrictions of transferability and encumbrance prohibition

Options may not be sold, pledged, assigned, transferred or in any other way disposed of or encumbered; excluding testamentary disposition or the legal succession. Release from the above-mentioned restrictions by the Administrator is not possible.

12.	Adaptations, dissolution or liquidation, merger and change of control

a) Adaptations. If there occurs a dividend distribution or other distributions (whether in cash, in the form of shares, other securities or other assets), a capital reduction or other capital restructuring, a stock split, a reverse stock split, a capital reorganization or a judicial composition proceeding for the purpose of capital reorganization, a merger, consolidation, business split, spin-off or split-off, a business combination, stock buyback, exchange of stock or other securities of the company, or any other structural change of the company which has an impact on the shares, the Administrator can, in order to avoid a worsening of or to increase the financial benefit or the potential financial benefit which should be obtainable under the plan, at its discretion correspondingly adapt the number and the category of the shares that should be delivered under the plan, and/or the number, category and the price of the shares on which an option or a subscription right exists.

b) Dissolution or liquidation. In the event of an impending dissolution or liquidation of the company, the Administrator shall notify each option holder about the impending change as early as possible prior to the time when the plan becomes legally effective. In so far as an option right cannot be exercised before then, it expires immediately prior to the conclusion of the dissolution or liquidation.

c) Merger or change of control. In the event of (i) a merger of the company through absorption of another enterprise or absorption into another enterprise (this does not include a merger that is implemented primarily for the purpose of changing the legal form or the articles of incorporation of the company), or (ii) a change of control of the company, all outstanding options of the legal successor of the company or of its parent company or of one of its subsidiaries shall be taken over or replaced by an option of equal value. Otherwise the option holder has the right to exercise his option in full even in so far as this would not yet have been possible under the Vesting Schedule. If this case arises through a merger or change of control, the Administrator must communicate to the option holder in writing or electronically that the option under repeal of the Vesting Schedule has become fully exercisable and can be exercised within 15 days, and that the option will expire after the close of this period. An option shall be regarded as having been taken over within the meaning of this section if – after the merger or change of control – the option establishes the right, for each share which was to be attributed to the option immediately prior to the merger or change of control, to receive that counter-performance (in cash, stock, other securities or assets) which the holders of common stock received during the merger or the change of control for a share that belonged to them at the time of the implementation of the merger or change of control or, in the event the holders of common stock were given a right to choose the nature of the counter-performance, the option holder is owed that counter-performance which was chosen by the majority of the holders of the issued common stock. Provided that the counter-performance received within the framework of the merger or change of control does not consist exclusively of common stock of the legal successor or its parent company, the Administrator can with the consent of the legal successor decide that as counter-performance upon exercise of the option for an option-related share there will be given exclusively common stock of the legal successor or of its parent company with the same fair market value that the holders of common stock received per share upon the merger or change of control.

13.	Time of the option grant

The time of the option grant that applies for all cases is the time when the Administrator makes the decision to grant the option, or a later time which is specified by the Administrator. The Administrator must notify each service provider to whom an option was granted within an appropriate period after this decision and turn over to him a document in which the date of the option grant is stated and reference is made to the provisions of this plan and the conditions of the option agreement.

14.	Supplements, amendments, suspension and cancellation of the plan

a)	Supplements, amendments, suspension or cancellation of the plan can be undertaken by the Board at any time without specification of reasons.

b)	Approval by the shareholders. For each of the processes named under a), the Board must obtain the approval of the shareholders, in so far as this is required by applicable law or is recommendable.

c)	Effect. Supplements, amendments, suspensions or the cancellation of the plan may not impair the rights of an option holder, unless this is agreed in writing between the option holder and the Administrator and the agreement is signed by the option holder and the company. The cancellation of the plan shall not impede the Administrator from exercising his rights granted to him under this plan with regard to such options which were granted before the time of the plan’s termination.

15.	Conditions for issuing stock

a) Compliance with legal provisions. On the basis of the option exercise, shares may only be issued if the option exercise and the issuance and transfer of the shares are in compliance with the applicable law and the agreement of the legal advisor of the company is confirmed.

b) Confirmation of the investment intention. If the legal advisor of the company deems it to be necessary, the Administrator may demand from the option holder as a prerequisite for the exercise of the option at the time of each option exercise a confirmation that he is acquiring the shares solely for investment purposes and not with the intention of selling it or passing it on.

16.	Absence of official approval

If the company does not receive from a legally-responsible regulatory authority or other authority an approval that, in the opinion of the legal advisor of the company, is necessary for the legal issuance and sale of shares under this plan, then the company and its parent company and subsidiaries are released from any liability for an issuance and allocation of the shares that is unable to take place for this reason.

17.	Reservation of shares

During the period of validity of this plan, the company must at all times reserve and keep available the number of shares that are required in order to fulfill the conditions of the plan.

18.	Approval by the shareholders

This plan requires the approval of the shareholders within 12 months after the plan is adopted by the Board. The approval must take the form required by the applicable law.

19.	Information of the option holders; change of status of Incentive Stock Options

a)	Annual financial statements. The company must provide copies of the annual financial statements at least once a year to each option holder, so long as he holds one or more options, and to every person who acquired shares on the basis of the plan, so long as he holds those shares. This obligation does not apply with regard to employees in key positions whose activity in relation to the company assures access to such information.

b)	Change of status. The Administrator must inform an option holder, in so far as it is appropriate, about the occurrence of events that have or will have as a consequence that his option loses the status of an Incentive Stock Option. These options are continued under conditions analogous to the earlier ones, but then as Nonstatutory Stock Options.